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                                                                    EXHIBIT 99

                             GLOBAL OUTDOORS, INC.

                      43445 Business Park Drive, Suite 113
                               Temecula, CA 92590
                     (800) 551-9707  *  Fax  (909) 699-4062


FOR IMMEDIATE RELEASE

                             GLOBAL OUTDOORS, INC.

                       SB-2 Registration Statement Status

Temecula, California - September 27, 1996: Management of GLOBAL OUTDOORS, INC. (NASDAQ:GLRS), an Alaskan corporation, today announced that it has received accounting comments from the Securities and Exchange Commission in connection with its SB-2 Registration Statement filed with the SEC on August 5, 1996. The most important aspect of the comments concerns the revenue recognition policy for the Company's Lost Dutchmans Mining Camp Club. Presently, sales revenue is recognized upon execution of a membership sales contract and receipt of cumulative payments of at least 10% of the sales price. The Company also provides a 10% allowance for doubtful accounts and discounts the contracts over the contractual repayment period. The SEC has proposed that Global's financial statements be revised to defer revenue for lifetime memberships and amortize it on a straight line basis over the estimated period which the member is expected to use the land and facilities.

The SEC's proposed revision would substantially reduce the revenues and profits of the Company. In June 1996, Global retained an independent accounting firm to provide advice as to its accounting policies. Said firm has provided consultation to the Company in preparing a response to the SEC's comment letter. Global has delayed responding to the SEC comment letter pending receipt and review of the accounting treatment of a campground company in another SEC filing. The Company anticipates filing a response in the near future and is uncertain as to the ultimate determination of this matter.

Regardless, of the resolution of the Lost Dutchmans accounting issue, management of Global believes the Company is undervalued due primarily to the value that has been added to the Company in the continuing development of The Outdoor Channel.

The Outdoor Channel, which Global owns and operates, is the first national television network devoted solely to outdoor activities, such as hunting, fishing, scuba diving and recreational gold prospecting. To date, The Outdoor Channel has achieved significant visibility in the cable television industry and has signed carriage agreements with many large cable systems. Launched as a part-time network in June 1993, The Outdoor Channel progressed to a full-time channel in April 1994 and since then has continued to develop its management, programming, distribution and revenue.

The Company also owns and operates related businesses which serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, LDMA-AU, Inc. ("Lost Dutchmans"), Gold Prospectors' Association of America, Inc. ("GPAA"),




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the Trips Division and a majority interest in American Prospecting Equipment
Company ("APEC"). Lost Dutchman's is a national recreational gold prospecting camp club with over 6,000 members and properties in California, Oregon, Alaska, Nevada, Arizona, Colorado, Georgia, North Carolina and South Carolina. Since January 1993, Lost Dutchman's has added five properties and approximately 3,500 members. GPAA is the largest recreational gold prospecting club in the world with approximately 50,000 active members. GPAA also sells products and services related to recreational gold prospecting and is the publisher of the Gold Prospector magazine. APEC markets products related to the recreational prospector and publishes a products catalog which is distributed recreational prospecting enthusiasts. The Company's Trips Division sponsors unique recreational prospecting trips to Australia and to the Company's 2300 acre camp, located 11 miles west of Nome, Alaska.

FOR MORE INFORMATION CONTACT:                            SANDY CHOO
                                                         (909) 699-4749

                                                         CHUCK MEYER
                                                         (714) 476-2760
                                                         GLOBAL OUTDOORS, INC.


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